Exhibit 99.1

CEA Industries Inc. Negotiating to Acquire a Leading Specialty Retailer

Louisville, Colorado, December 3, 2024 – CEA Industries Inc. (NASDAQ: CEAD, CEADW) (“CEA Industries” or the “Company”), today announced that it is under a non-binding Letter of Intent (“LOI”)”) to acquire a leading specialty retailer and manufacturer (the “Target”), which would be paid for with a combination of cash, CEA Industries common shares, and debt.

“This proposed transaction offers an exciting opportunity for our shareholders to benefit from a growing and profitable business operating in a high-demand industry,” said Tony McDonald, Chairman and CEO of CEA Industries. “The Target has a demonstrated track record of double-digit revenue growth, consistent profitability, and positive cash flow. Building on the Target’s solid foundation in a fragmented industry, we plan to utilize our strong balance sheet to scale an even larger specialty retail footprint and drive further growth and enhanced levels of profitability. We are excited about the opportunities this acquisition brings to deliver long-term value to our shareholders.”

The Target has more than 30 retail locations over a broad geography, with a deep portfolio of trademarks and intellectual property. The Company intends to utilize its strong balance sheet to further expand the Target’s retail footprint through the acquisition of additional stores as well as opening de novo stores, enabling broader market reach and customer accessibility. Additionally, CEA Industries plans to grow the Target’s manufacturing business that supplies house brand and white-label products to other retailers. These strategic initiatives will enable the Company to build on the target’s solid foundation, accelerate growth, and enhance profitability and operational excellence.

The Company expects to sign a definitive agreement to acquire the Target before year end, with a closing of the transaction targeted for the first quarter of 2025, pending customary closing conditions. Mr. McDonald added “we look forward to sharing more about this very exciting development in the near future.”

Acquisition Disclaimers

Signing the definitive documentation for the acquisition is subject to the continued evaluation of the Target, including:

-	Continued business, financial and legal due diligence and regulatory review and compliance;

-	The preparation of audited financial statements of the Target prior to signing;

-	Negotiating the definitive acquisition documentation, including indemnification and hold back terms; and

-	Negotiating various ancillary agreements such as employment agreements with key operating persons and vendor and other financing arrangements.

The completion of the acquisition, after signing the acquisition and ancillary agreements, will be subject to various closing conditions precedent, which may be modified or waived, as relevant, by mutual agreement of the parties or one of the parties, including:

-	Completion of all required due diligence and final assessment of the Target and its operations;

-	Delivery and review of the audited financial statements;

-	Obtaining landlord consents and estoppel agreements and all other third party consents;

-	Obtaining government approval for the transfer of certain operating licenses;

-	Raising required acquisition funds, if any, and entry into vendor financing;

-	Execution of the ancillary documents, including employment, non-competition and escrow arrangements; and

-	The continued correctness of the representations and warranties and fulfillment of the pre-closing covenants by each of the parties to the acquisition agreement, and the target not having had any material adverse changes in its business and having the continued prospects of the business as then currently conducted.

There can be no assurance that any definitive agreement documents will be fully and finally negotiated or that they will be signed by all the necessary parties, which requires both CEA and the several selling persons to agree and execute the purchase agreement and various other parties to agree to the ancillary agreements. Even if the definitive agreements are signed, there are various covenants that must be fulfilled by certain dates after signing and prior to closing that must be fulfilled, of which there can be no assurance given that they will be completed to the satisfaction of the relevant party or parties. And, finally, there can be no assurance that the acquisition will be completed, as such an acquisition is a complicated undertaking with may requirements that may not be completed on a timely basis or to the satisfaction of the parties. Therefore, investors in the Company should carefully consider whether or not an acquisition of this nature will be completed and when it might be completed, before they make any assessment of their investment in the Company.

About CEA Industries Inc.

CEA Industries Inc. (www.ceaindustries.com) provides a suite of complementary and adjacent offerings to the controlled environment agriculture industry. The Company’s comprehensive solutions, when aligned with industry operators’ product and sales initiatives, support the development of the global ecosystem for indoor cultivation.

Forward Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in our annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to our SEC filings for a more detailed discussion of the risks and uncertainties associated with our business, including but not limited to the risks and uncertainties associated with our business prospects and the prospects of our existing and prospective customers; the inherent uncertainty of product development; regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws; increasing competitive pressures in our industry; and relationships with our customers and suppliers. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to CEA’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Investor Contact:

Sean Mansouri, CFA

Elevate IR

info@ceaindustries.com

(720) 330-2829